BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP
c/o Arch Street VIII, Inc.
101 Arch Street
Boston, Massachusetts 02110

February 17, 2006

Dear Limited Partner:

IMPORTANT DEVELOPMENTS

You may already have received or may soon receive consent solicitation materials and a green proxy card from a limited partner named Park G.P. Inc. (“Park”), and a few other limited partners working with it, seeking your consent to remove the General Partners and replace them with a member of their group. That proposal, however, will interfere with the Managing General Partner’s own proposal to liquidate the Partnership and send to you as soon as possible a cash distribution. BEFORE YOU DO ANYTHING you should be sure to read the Managing General Partner’s solicitation materials, which will be sent to you shortly, so you can understand the Managing General Partner’s proposal to liquidate the Partnership and distribute cash to you.

We will shortly be sending you consent solicitation materials and a WHITE proxy card, which will include important information relating to the Partnership and a proposal by the Managing General Partner for approval of the liquidation and dissolution of the Partnership to allow the Limited Partners to receive the final cash distribution for their Partnership units. The Managing General Partner’s materials will also request that you vote AGAINST Park’s proposal to remove the current General Partners. The preliminary materials relating to that proposal currently are on file with the United States Securities and Exchange Commission (“SEC”), and will be mailed to Limited Partners following the SEC comment process.

As explained below, the Partnership’s Managing General Partner firmly believes that Park and its group are taking actions to promote their own agenda, which may be contrary to the interests of the other Limited Partners. For the reasons explained below, we ask that you disregard Park’s materials and take no action on Park’s request until you have received and reviewed the consent solicitation materials that your Managing General Partner will be sending to you shortly.

DON’T LET PARK AND ITS GROUP TAKE CONTROL OF THE PARTNERSHIP.

DISCARD THE GREEN PROXY CARD AND AWAIT THE MANAGING GENERAL PARTNER’S SOLICITATION MATERIALS AND WHITE PROXY CARD.

Park and the entities with whom it is working have acquired a significant number of units in the Partnership on the secondary market or through tender offers. Therefore, their tax considerations may be very different from yours and those of other Limited Partners who purchased their units as part of the initial offering. Additionally, Park and most of the group with which it is working are affiliated with real estate management companies. Therefore, they may have an interest in trying to obtain control of the Partnership so that their affiliates will have opportunities with respect to some of the real estate underlying the Partnership’s investments in a manner that is not in the best interests of the Partnership.

During the past several months, Park and some of the other members of the group have engaged in a pattern of activity with respect to the Partnership that the Partnership’s Managing General Partner believes is not in the best interests of the Partnership or most of its Limited Partners. For example, Park and some of the other entities in the group have requested non-public information regarding, among other things, the local limited partnerships (which own real estate assets) in which the Partnership is invested. They also have attempted to thwart the Managing General Partner’s efforts to dispose of certain Partnership investments in the best interests of the Partnership now that the tax credit compliance periods for the underlying real estate have expired. These actions have already caused harm to the Partnership by causing the highest bidder for one of the underlying real estate investments (Leawood Manor) to withdraw its bid for the property.

The Managing General Partner, on behalf of the Partnership, has been protecting the interests of the Limited Partners by asserting the Partnership’s rights against Park and its group. For example, the Managing General Partner has refused to give confidential information to Park and other members of its group unless they sign a confidentiality agreement to ensure that they would not use that information to the disadvantage of the other Limited Partners. Park and the others have refused to enter into such an agreement. Additionally, the Managing General Partner has been defending and promoting the interests of the Partnership in lawsuits filed by Park and another member of Park’s group. The Managing General Partner is also trying through a lawsuit to recover from certain members of the Park group the damage they already have caused the Partnership and to prevent them from causing further harm to the Partnership.

The Managing General Partner wants to continue to protect the Limited Partners by ensuring that the Partnership is managed in their best interests, rather than in the interest of these secondary market purchasers who may have agendas that differ from your best interests.

DON’T LET PARK AND ITS GROUP USE YOUR PARTNERSHIP TO ADVANCE THEIR OWN TAX AND REAL ESTATE INVESTMENT AGENDA.

DISCARD THE GREEN PROXY CARD AND AWAIT THE MANAGING GENERAL PARTNER’S SOLICITATION MATERIALS AND WHITE PROXY CARD.

Sincerely,

Arch Street VIII, Inc.,
Managing General Partner

Because of the confusion that Park’s solicitation may cause, we have arranged for MacKenzie Partners, Inc. to be available to respond to any questions or concerns you may have, and we encourage you to call MacKenzie toll-free at (800) 322-2885, or collect at (212) 929-5500.

Investors are urged to read the Partnership’s consent solicitation statement when you receive it and any other solicitation/recommendation statements filed by the Partnership because they will contain important information. Each of these documents will be filed with the SEC and investors may obtain a free copy of them at the SEC’s Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from the Partnership by directing such request to: ACS Securities Services, Inc., 3988 N. Central Expressway, Building 5, Floor 6, Dallas, Texas 75294, telephone (800) 823-4828. This letter and any other solicitation materials from the Partnership are being sent on behalf of the Partnership by the Partnership’s General Partners, Arch Street VIII, Inc., which serves as the Managing General Partner, and Arch Street IV Limited Partnership. Arch Street IV Limited Partnership owns five units of the Partnership not included in the 68,043 units considered outstanding.

Certain statements made herein contain forward-looking statements. Such statements include the words “may” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would” and similar expressions, however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of several factors, including ongoing litigation, the Managing General Partner’s inability to find suitable purchasers for the Partnership’s interests in its properties, the inability to agree on an acceptable purchase price or contract terms, fluctuations in the market value of the Partnership’s properties, general economic conditions and other factors.

If you have any questions or need assistance in voting your WHITE proxy card when it becomes available, please call: